ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 13th day of August, 2007, by and between Wave Wireless Corporation, a Delaware corporation ("Seller"), and BB Test Solutions, Inc., a Florida Corporation ("Buyer").

RECITALS

WHEREAS, Seller is currently in the business of marketing and selling the SPEEDLAN product line, consisting of certain assets set forth on Exhibit A hereto (the "SPEEDLAN Assets");

WHEREAS, subject to the terms and conditions set forth herein, Seller wishes to sell, and Buyer wishes to purchase, the SPEEDLAN Assets.

AGREEMENT

A. Purchase. On the Closing Date, as set forth below, Buyer shall purchase the Seller's right, title and interest in and to the SPEEDLAN Assets. The Seller shall transfer and convey its interests in the SPEEDLAN Assets via a Quit Claim Bill of Sale.

B. Assumed Liabilities. The Buyer shall assume no liabilities of the Seller, including liabilities relating to the SPEEDLAN Assets, other than all warranty obligations with respect to SPEEDLAN products previously sold by Buyer ("Assumed Warranty Obligations").

C. Consideration for Assets: Buyer shall pay Seller $78,000 in consideration for the SPEEDLAN Assets (the "Purchase Price"), which amount shall be paid $53,000.00 at Closing, and $25,000 payable in five equal installments of $5,000 on the first day of each month following the Closing Date (each, an "Installment Payment"). In addition, Buyer shall pay Seller an amount equal to 2.5% of all revenue generated by Buyer resulting from the sale of SPEEDLAN products, or products using any of the SPEEDLAN Assets, during the twelve months immediately following the date of this Agreement ("Royalty Payments"). Royalty Payments shall be made on the tenth day following each month after the date of this Agreement, and shall be due and payable based on the recognition of revenue by Buyer according to generally accepted accounting principles. At such time as Buyer has made Royalty Payments to Seller equal to $25,000, no further Royalty Payments shall be due Seller hereunder. Notwithstanding the foregoing, in the event that Seller has not received Royalty Payments equal to at least $4,500.00 on or before the date of the last required Installment Payment set forth above, Buyer shall pay Seller such amount in immediately available funds together with the final Installment Payment. Such amount shall not be considered part of the Purchase Price, nor shall such amount offset any Royalty Payments due Seller hereunder. In the event such amount is not paid on the final Installment Date, such amount shall be due and payable Seller on August 10, 2008.

D. P-Com Name. Seller hereby grants to Buyer a royalty free, perpetual, transferable license to use the name "P-Com" in connection with the marketing and sale of AirPro Gold products previously sold to Buyer by Seller ("P-Com License"). The P-Com License does not include any right to the P-Com name in connection with the production, marketing or sale of any products other than AirPro Gold products previously sold to Buyer. In the event that Seller has not sold the name P-Com in a bona fide transaction within ten business days from the Date hereof, the name "P-Com" shall be included in SPEEDLAN Assets hereunder, and all right, title and interest in and to the name "P-Com" shall be assigned, sold and otherwise transferred to Buyer.

E. Condition to Closing. The Buyer's obligation to purchase the SPEEDLAN Assets, and the Seller's obligation to sell, shall be conditioned upon the absence of any order of any court, including the U.S. Bankruptcy Court for the District of Delaware, prohibiting the sale of the SPEEDLAN Assets as contemplated by this Agreement.

F. Representations. The Buyer represents to Seller that it has the full corporate power and authority to enter into this Agreement, and that no other approvals are necessary to purchase the SPEEDLAN Assets as contemplated by this Agreement. Buyer also represents that this Agreement represents a binding and enforceable Agreement, enforceable against the Buyer according to its terms.

G. Closing. The transaction contemplated by this Agreement shall close within two (2) business days after the date hereof (the "Closing Date"). On the Closing Date, the Seller shall deliver a Quit Claim Bill of Sale for the SPEEDLAN Assets to the Buyer, and Buyer shall deliver to Seller the purchase price in cash or other immediately available funds. The parties also agree to deliver any other documents necessary to effectuate the transaction contemplated herein in a form mutually-acceptable to the parties.

H. Choice of Law. The parties agree and acknowledge that is Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

This ASSET PURCHASE AGREEMENT is entered into and executed by their respective officers, duly authorized, this 13th day of August, 2007.

BUYER:

B&B TEST SOLUTIONS, INC.:

By:_/s/ Bill Bryant_____________________

Bill Bryant, President

SELLER:

WAVE WIRELESS CORPORATION

By:_/s/ Daniel W. Rumsey______________

Daniel W. Rumsey, President

EXHIBIT A

SPEEDLAN ASSETS

The SPEEDLAN Assets shall consist of all assets, wherever located, relating to Wave Wireless Corporation's SPEEDLAN product line, including, without limitation, the following:

1. The dies for the chassis located in China.

2. All intellectual property rights owned by Seller related to all versions of the SpeedLAN (a.k.a. SpeedMESH and SpeedLink) product line including but not limited to the following:

    All software used by the SpeedLAN product line including the firmware and the SpeedManage utility applications (i.e. IP Recover, Speed Signal and Speed View)
    All hardware designs including the buck converter, junction box, chassis, cables, etc.

3. All trademarks, including but not limited to SPEEDLAN, SpeedLink, SpeedMesh or any other trade marks specicifically related to this product line currently used or owed by Seller.

  All product documentation, marketing and sales literature
  The name "Wave Wireless"; however, Seller shall be permitted to use the name "Wave Wireless" for corporate purposes until such time as it has formally changed its name, and the parties agree and acknowledge that this change may take up to one year.
  The name "P-Com", subject to the terms and conditions set forth in the Agreement, specifically, Paragraph D.
  The current Wave Wireless website and domain name.